Exhibit 99.1

Contact: Paul Jackson	FOR IMMEDIATE RELEASE
(860) 728-7912	www.utc.com

UTC REPORTS 13 PERCENT INCREASE IN THIRD QUARTER EPS TO $1.43;

2004 EPS GUIDANCE TIGHTENED TO HIGH END OF PREVIOUS RANGE

HARTFORD, Conn., October 20, 2004 – United Technologies Corp. (NYSE:UTX) today reported third quarter diluted earnings per share of $1.43 and net income of $722 million, both up 13 percent from the prior year. Revenues increased 17 percent to $9.3 billion with organic growth of 9 percent. Cash flow from operations was $950 million, including $201 million of voluntary contributions to pension plans, and exceeded net income after capital expenditures of $180 million.

“This was another solid quarter the UTC way,” said Chairman and CEO George David. “We had tougher conditions in Carrier’s North American air conditioning markets after an exceptionally strong first half, but excellent Otis results and continuing recovery in aerospace aftermarkets provided the balance. As anticipated, restructuring costs in the quarter reduced EPS by 8 cents.”

“As we close in on the year, we’re tightening EPS guidance to a range of $5.45-$5.50, equaling 16 or 17 percent growth for the year. Operating cash flow remains strong and after capital expenditures should equal net income for the year including approximately $700 million to fund pension plans. We’ll confirm 2005 expectations at our usual investor meeting in December, with the outlook currently being for double digit earnings growth,” concluded David.

Third quarter results include restructuring charges of $58 million. As previously disclosed, full year charges for cost reduction actions will exceed the favorable impact of a second quarter tax settlement and first quarter contract related gain. Favorable foreign exchange added 3 percentage points each to revenue and EPS growth in the quarter.

Year to date acquisition spending of approximately $340 million does not include the Linde Refrigeration transaction which closed earlier this month for about $390 million including debt assumed. UTC has repurchased $688 million of common stock year to date, including $208 million in the third quarter. Full year share repurchase is now expected to exceed $900 million.

For the nine months to date, UTC reported EPS of $4.23, 20 percent above last year. Net income increased to $2.14 billion, 21 percent above last year. Cash flow from operations was $2.84 billion and after capital expenditures of $451 million exceeded year to date net income. Revenues for the first three quarters were $27.6 billion, 23 percent above last year.

The accompanying tables include information integral to assessing the company’s financial position, operating performance and cash flow.

United Technologies Corp., based in Hartford, Connecticut, is a diversified company that provides a broad range of high technology products and support services to the building systems and aerospace industries. This release includes forward looking statements concerning expected future earnings, cash flow and other matters related to future business and financial performance and plans. These statements are based on current expectations and assumptions, which are inherently subject to risks and uncertainties. For information identifying economic, political, climatic, currency, regulatory, technological, competitive and other important factors that could cause actual results to differ materially from those anticipated in forward looking statements, see UTC’s SEC filings and reports as updated from time to time, including, but not limited to, the information in the “Business” section of UTC’s Annual Report on Form 10-K and in UTC’s 10-K and 10-Q reports under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

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United Technologies Corporation

Condensed Consolidated Statement of Operations

(Millions, except per share amounts)	Quarter Ended September 30, (Unaudited)		Nine Months Ended September 30, (Unaudited)
	2004	2003	2004	2003
Revenues	$9,339	$7,954	$27,607	$22,446

Cost and Expenses
Cost of goods and services sold	6,797	5,713	20,038	16,198
Research and development	296	260	917	776
Selling, general and administrative	1,070	933	3,263	2,554

Operating Profit	1,176	1,048	3,389	2,918
Interest expense	89	95	267	279

Income before income taxes and minority interests	1,087	953	3,122	2,639
Income taxes	(304)	(267)	(810)	(739)
Minority interests	(61)	(47)	(174)	(127)

Net Income (a)	$722	$639	$2,138	$1,773

Earnings Per Share of Common Stock
Basic	$1.46	$1.34	$4.30	$3.73
Diluted	$1.43	$1.27	$4.23	$3.53

Average Shares
Basic	496	470	497	469
Diluted	505	504	506	502

(a)	Results for the nine months ended September 30, 2004 include interest income of approximately $125 million pre-tax and a favorable income tax adjustment of approximately $80 million, after-tax, both resulting from the settlement of the 1986 to 1993 Federal tax audits in the second quarter of 2004 and a $250 million payment from DaimlerChrysler in consideration for the Corporation’s release of certain commitments made by Daimler Chrysler in support of MTU Aero Engines GmBH.

As further described on the following page, results for the third quarter and first nine months of 2004 include restructuring and related charges of $58 million and $473 million, respectively.

United Technologies Corporation

Segment Revenues and Operating Profit

(Unaudited)

(Millions)	Quarter Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
	Revenues
Otis	$2,245	$1,941	$6,568	$5,717
Carrier	2,678	2,453	7,934	7,050
Chubb	697	416	2,108	416
Pratt & Whitney	2,106	1,859	6,134	5,538
Flight	1,647	1,424	4,662	4,133

Segment Revenue	9,373	8,093	27,406	22,854
Eliminations and other	(34)	(139)	201	(408)

Consolidated Revenues	$9,339	$7,954	$27,607	$22,446

	Operating Profit
Otis	$409	$350	$1,094	$1,000
Carrier	313	304	752	818
Chubb	35	20	102	20
Pratt & Whitney	318	281	846	826
Flight	224	199	609	559

Segment Operating Profit	1,299	1,154	3,403	3,223
Eliminations and other	(52)	(55)	191	(140)
General corporate expenses	(71)	(51)	(205)	(165)

Consolidated Operating Profit	$1,176	$1,048	$3,389	$2,918

Segment operating profit for the nine months ended September 30, 2004 includes restructuring and related charges of $473 million as follows: Otis - $117 million; Carrier - $202 million; Pratt & Whitney - $97 million; Flight - $43 million and Eliminations and other - $14 million. The amounts recorded in the third quarter totaled $58 million as follows: Otis - $11 million; Carrier - $18 million; Pratt & Whitney - $23 million; Flight - $5 million and Eliminations and other - $1 million.

The Corporation recorded restructuring and related charges of $11 million and $44 million in the third quarter and first nine months of 2003, respectively, in connection with its continuing cost reduction efforts in both the commercial and aerospace segments.

United Technologies Corporation

Condensed Consolidated Balance Sheet

(Millions)	September 30, 2004	December 31, 2003
	(Unaudited)	(Audited)
Assets
Cash and cash equivalents	$2,340	$1,623
Accounts receivable, net	6,063	5,187
Inventories and contracts in progress, net	4,622	4,420
Other current assets	1,652	1,760

Total Current Assets	14,677	12,990

Fixed assets, net	4,873	5,080
Goodwill, net	9,666	9,329
Other assets	8,415	7,875

Total Assets	$37,631	$35,274

Liabilities and Shareowners’ Equity
Short-term debt	$805	$1,044
Accounts payable	3,100	2,806
Accrued liabilities	7,765	7,071

Total Current Liabilities	11,670	10,921

Long-term debt	4,254	4,257
Other liabilities	7,832	7,680

Minority interest in subsidiary companies	837	709

Shareowners’ Equity:
Common Stock	6,666	6,314
Treasury Stock	(6,019)	(5,335)
Retained Earnings	14,103	12,527
Accumulated other non-shareowners’ changes in equity	(1,712)	(1,799)

	13,038	11,707

Total Liabilities and Shareowners’ Equity	$37,631	$35,274

Debt Ratios:
Debt to total capitalization	28%	31%
Net debt to net capitalization	17%	24%

United Technologies Corporation

Condensed Statement of Cash Flows

(Unaudited)	Quarter Ended September 30,		Nine Months Ended September 30,
(Millions)	2004	2003	2004	2003
Operating Activities
Net Income	$722	$639	$2,138	$1,773
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization	230	203	744	570
Deferred income taxes and minority interest	167	139	392	365
Changes in working capital	(204)	80	(277)	(129)
Voluntary contributions to pension plans	(201)	(135)	(559)	(735)
Other, net	236	96	403	233

Net Cash Provided by Operating Activities	950	1,022	2,841	2,077

Investing Activities
Capital expenditures	(180)	(126)	(451)	(322)
Acquisitions and disposal of businesses, net	(131)	(972)	(334)	(1,066)
Other, net	(38)	(150)	(5)	(188)

Net Cash Used in Investing Activities	(349)	(1,248)	(790)	(1,576)

Financing Activities
Increase (decrease) in borrowings, net	42	(581)	(259)	(591)
Dividends paid on Common Stock	(165)	(127)	(496)	(369)
Repurchase of Common Stock	(208)	(50)	(688)	(301)
Other, net	32	(10)	103	22

Net Cash Used in Financing Activities	(299)	(768)	(1,340)	(1,239)

Effect of foreign exchange rates	20	0	6	79

Net increase (decrease) in Cash and cash equivalents	322	(994)	717	(659)

Cash and cash equivalents - beginning of period	2,018	2,415	1,623	2,080

Cash and cash equivalents - end of period	$2,340	$1,421	$2,340	$1,421

United Technologies Corporation

Notes to Condensed Consolidated Financial Statements

(1)	Certain reclassifications have been made to prior year amounts to conform to current year presentation.

(2)	Debt to total capitalization equals total debt divided by total debt plus equity. Net debt to net capitalization equals total debt less cash and cash equivalents divided by total debt plus equity less cash and cash equivalents.

(3)	Organic growth represents the total reported revenue increase within the Corporation’s ongoing businesses less the impact of foreign currency translation, acquisitions and divestitures completed in the preceding twelve months and significant non-recurring items. Non-recurring revenues that are not included in organic growth in 2004 include $125 million of interest income in connection with the second quarter tax settlement and the first quarter contract related gain of $250 million.